EXHIBIT 21.1

Entity Jurisidictions & Type

Entity Name	Jurisdiction and Type
Renaissance Media (Louisiana) LLC Renaissance Media (Tennessee) LLC Renaissance Media Capital Corporation Renaissance Media LLC	a Delaware limited liability company a Delaware limited liability company a Delaware limited liability company a Delaware limited liability company